Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
     We consent to the incorporation by reference in this Registration Statement (Form S-8) for the registration of 2,000,000 shares of common stock pertaining to the Stock Option Plan of Tyler Technologies, Inc. of our reports dated February 23, 2006, with respect to the consolidated financial statements of Tyler Technologies, Inc., Tyler Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tyler Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
ERNST & YOUNG LLP
Dallas, Texas
July 26, 2006